Exhibit 99.11

CLARIFICATION TO

AMENDMENT NUMBER 5 TO THE

NOVO NORDISK INC. 401(k) SAVINGS PLAN

AMENDMENT NUMBER 6 TO THE

NOVO NORDISK INC. MONEY PURCHASE PLAN

AMENDMENT NUMBER 1 TO THE

NOVO NORDISK INC. PUERTO RICO 401(k) PLAN

WHEREAS, Novo Nordisk Inc. (“NNI”) adopted Amendment Number 5 to the Novo Nordisk Inc. 401(k) Savings Plan and Amendment Number 6 to the Novo Nordisk Inc. Money Purchase Plan on March 28, 2017 and Amendment Number 1 to the Novo Nordisk Inc. Puerto Rico 401(K) Plan on March 29, 2017 (the “Recent Amendments”);

WHEREAS, NNI desires to clarify the role of State Street Global Advisors with respect to the Novo Nordisk Stock Fund (any capitalized term not otherwise defined herein shall have the definition set forth in the applicable plan);

NOW, THEREFORE, the Recent Amendments are hereby clarified as follows:

1.	Each of the Recent Amendments currently include the following sentence:

“The independent fiduciary shall be State Street Global Advisors, who shall serve as the named fiduciary, with discretion and authority, over the Novo Nordisk Stock Fund, including the discretion and authority to remove the Novo Nordisk Stock Fund from the Plan.”

By execution of this Clarification, this sentence shall be revised to read as follows:

“With respect to the Novo Nordisk Stock Fund, the independent fiduciary and investment manager shall be State Street Global Advisors Trust Company, who shall have the discretion and authority over the Novo Nordisk Stock Fund, including the discretion and authority to remove the Novo Nordisk Stock Fund from the Plan.”

2.	Except as provided herein, the Recent Amendments shall remain in full force and effect.

THIS CLARIFICATION to the Recent Amendment is hereby executed the 11th day of October, 2017.

NOVO NORDISK INC.

BY:	/s/ L. Marchese